Exhibit 99.w

POWER OF ATTORNEY

Crown Finance Foundation, registered at “Am Schrägen Weg 14, FL-9490 Vaduz” represented by Dr. Norbert Seeger, Attorney-at-Law, Vaduz, and Dr. Christian Zangerle, Vaduz, with joint signature right by two, herewith empowers

Mr. Franz Thomas Alexander Wolf, holder of Passport No. 2478487411 of the Federal Republic of Germany, issued on July 24, 1997 by Landeseinwohneramt Berlin to sign on behalf of Crown Finance Foundation reports to be filed with the United States Security and Exchange Commission under the Securities Exchange Act of 1934.

This Power of Attorney is valid until 31st July 2005.

Vaduz, 29 June 2004

CROWN FINANCE FOUNDATION

/s/ Dr. Norbert Seeger	/s/ Dr. Christian Zangerle
(Dr. Norbert Seeger)	(Dr. Christian Zangerle)